American Dental Association

Members Retirement Program

Equitable Financial Life Insurance Company

Separate Account No. 206

Summary Prospectus for New Investors

May 1, 2025

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.equitable.com/ICSR#EQH147067. You can also obtain this information at no cost by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

The ADA Members Retirement Program (the “Program”) is an investment program that allows members of the ADA and their eligible employees several plans for the accumulation of retirement savings on a tax deferred basis. This Summary Prospectus only describes the Program. The contracts provide for the accumulation of retirement savings and for income. They also offer a number of payout options.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The contract is a complex investment and involves risk, including potential loss of principal. You should speak with a financial professional about the features, benefits, risks, and fees and whether the contract is appropriate for you based on your financial situation and objectives. The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in taxes and tax penalties. Our obligations under the contract are subject to our financial strength and claims-paying ability.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

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Overview of the contract

Purpose of the Contract. The ADA Program provides members of certain groups and other eligible persons several plans for the accumulation of retirement savings on a tax-deferred basis.

The Program consists of either a defined contribution IRS Pre-Approved Plan and Separate Trust (“IRS Pre-Approved Plan and Trust”) that is sponsored by the Company or, for Employers who prefer to use their own individually-designed or an IRS Pre-Approved defined contribution Plan document, in conjunction with the Plan’s Trust, or the Pooled Trust. The Program offers, according to the terms of either the IRS Pre-Approved Plan and Trust or Pooled Trust, a group variable annuity Contract as a funding vehicle for employers who sponsor qualified retirement Plans. Plan participants should refer to the provisions of their plan that describes their rights in more specific terms.

The contract is designed to help you accumulate assets through investments in the Funds or the underlying portfolios in which the Funds invest. It can provide or supplement your retirement income by offering a variety of benefit payment options, which are subject to the provisions of your employer’s plan. Plan participants should consult their employer for details. An employer’s plan may allow a choice of one or more forms of distribution. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently.

Phases of the Contract. The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the investment options available under the contracts or to the guaranteed interest option. Plan participant choices will be limited to the investment options selected by their employer.

Investment options

We offer various investment options under the Program, including the Funds and the guaranteed interest option. Each Fund has a different investment objective. The Funds try to meet their investment objectives by investing either in a portfolio of securities or by holding mutual fund shares. We cannot assure you that any of the Funds will meet their investment objectives.

For additional information about each investment option see Appendix: “Investment Options Available Under the Contract.”

Guaranteed interest option

The guaranteed interest option is a fixed option that is part of our general account. This option pays interest at guaranteed rates and we guarantee principal. The amount allocated to the guaranteed interest option earns interest at the current guaranteed interest rate which is an annual effective rate. After we credit the interest, we deduct certain charges and fees.

Income (Annuity) Phase

The Program offers a variety of benefit payment options. If you are a participant in an individually-designed plan, ask your employer for details. Once you are eligible, your plan may allow you the following forms of distribution:

•	installment payments;

•	qualified joint and survivor annuity;

•	joint and survivor annuity;

•	joint and survivor annuity — period certain

•	life annuity;

•	life annuity — period certain;

•	cash refund annuity

•	lump sum payment

We reserve the right to remove or change these annuity payout options, other than the life annuity, or to add another payout option at any time. When you take a distribution, if you choose to purchase one of our annuities, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract.

Contract Features.

Transfers among investment options

You may transfer accumulated amounts among the investment options at any time and in any amount, subject to the transfer limitations described in the Prospectus. In addition to our rules, transfers among the investment options may be subject to employer plan provisions which may limit or disallow such movements. We do not impose a charge for transfers among the investment options.

Access to your Money

The amounts in the Funds are generally available for distribution at any time, subject to the provisions of your plan. Distributions from Funds are permitted at any time except if there is any delay in redemptions from the corresponding portfolio of each Trust, as applicable.

Participant Loans

Depending on the terms of your employer plan, you may be permitted to take loans from your account value. Any interest charged on participant loans is determined by the employer plan.

Death Benefit

Upon death your employer will make a withdrawal to pay out any death benefit to your beneficiary in accordance with the employer plan, based on the participant’s account value under the contract.

Important information you should consider about the contract

FEES, EXPENSES AND ADJUSTMENTS

Are There Charges or Adjustments for Early Withdrawals?	No. There is no contingent withdrawal charge if you surrender or withdraw money from the contract. For additional information about charges see “Charges and expenses” in the Prospectus.

Are There Transaction Charges?

Yes. You will be charged an annuity administrative charge of $350 and may be charged a tax related charge if you annuitize under the contract. In addition you may also be charged for other transactions (if you elect an annuity payout option).

For additional information about transaction charges see “Annuity administrative charge” “Charges and expenses” in the Prospectus.

Are There Ongoing Fees and Expenses?

Yes. The following tables describe the fees and expenses that you may pay each year, depending on the investment options and optional benefits you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

	Annual Fee	Minimum	Maximum
	Base contract fee(1)	0.49%	1.01%
	Portfolio Company fees and expenses(2)	0.13%	2.60%
	Record maintenance and report fee(3), (4)	$12.00	$12.00

(1)  Expressed as an annual percentage of average daily net assets in the variable investment options. The maximum base contract expense includes a program expense charge (1.00%) and fund related other expenses (0.01%). The program expense charge will fluctuate from year to year based on assets in the Investment Trusts and the number of participants enrolled in the Program. Based on the number of participants in the program and the assets in the Investment Trusts, we anticipate that the program expense charge for the 12 month period beginning May 1, 2025, will be 0.48%. This charge is also deducted from amounts in the GIO and the Money Market Guarantee Account. The fund related other expenses vary by Fund and will fluctuate from year to year based on actual expenses. The fee of 0.01% represents the highest other expenses incurred by a Fund during the fiscal year ended December 31, 2024. These expenses are based on the expenses incurred by the Funds during the fiscal year ended December 31, 2024.

(2)  Portfolio fees and expenses may be based, in part, on estimated amounts of such expenses.

(3)  We deduct this fee on a quarterly basis at the rate of $3.00 per participant.

(4)  For Investment Only retirement arrangements, the fee is $1.00 per quarter.

Because the contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract.

Lowest Annual Cost $599	Highest Annual Cost $2,975

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Least expensive Base Contract, Portfolio fees and expenses

•   No optional benefits

•   No sales charges

•   No additional contributions, transfers or withdrawals

Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive Base Contract, Portfolio fees and expenses • No sales charges • No additional contributions, transfers or withdrawals

For additional information about ongoing fees and expenses see “Fee table” in the Prospectus.

RISKS
Is There a Risk of Loss from Poor Performance?

Yes. The contract is subject to the risk of loss. You could lose some or all of your account value depending on the investment options you choose.

For additional information about the risk of loss see “Principal risks of investing in the contract” in the Prospectus.

Is this a Short-Term Investment?

No. The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. Any withdrawals may also be subject to federal and state income taxes and tax penalties.

For additional information about the investment profile of the contract see “Fee table” in the Prospectus.

What Are the Risks Associated with the Investment Options?

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the contract. Each investment option, including the fixed investment options, has its own unique risks. You should review the investment options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Investment options” in “Program Investment options” and Appendix: “Investment Options Available Under the Contract” in the Prospectus.

What Are the Risks Related to the Insurance Company?

An investment in the contract is subject to the risks related to the Company. Equitable Financial Life Insurance Company is solely responsible to the contract owner and participants for the contract’s account value. The general obligations under the contract including the fixed investment options, are supported by our general account and are subject to our claims paying ability. An owner and participant should look solely to our financial strength for our claims-paying ability. More information about Equitable Financial Life Insurance Company, including our financial strength ratings, may be obtained upon request by calling 1-800-789-7771.

For additional information about insurance company risks see “About the general account” in “More information” in the Prospectus.

RESTRICTIONS

Are There Restrictions on the Investment Options?

Yes. We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options and to limit the number of variable investment options which you may select. Such rights include, among others, removing or substituting the Portfolios, combining any two or more variable investment options and transferring account value from any variable investment option to another variable investment option.

You may transfer accumulated amounts among the investment options under your contract at any time and in any amount, subject to certain transfer limitations described in the Prospectus. We reserve the right to remove or substitute Portfolios as investment options.

Contributions and transfers into and out of the guaranteed interest option are limited.

For additional information about the investment options see “Investment options” in the Prospectus.

Are There Any Restrictions on Contract Benefits?

Yes. Participant Loans. Not all employer plans will offer loans. Loans are subject to restrictions under federal tax rules and ERISA. The minimum loan amount and maximum loan amount is determined by your employer plan. The maximum amount of a loan is also limited by federal tax rules. Any interest charged on participant loans is determined by the employer plan.

See “Participant Loans” in “Benefits Available Under the Contract” in the Prospectus.

TAXES

What Are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract

For additional information about tax implications see “Tax information” in the Prospectus.

CONFLICTS OF INTEREST

How Are Investment Professionals Compensated?

Some employees may receive incentive compensation for performing marketing and service functions under the contract.

For additional information about compensation see “Distribution of the contracts” in the Prospectus.

Should I Exchange My Contract?

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, as well as any fees or penalties to terminate your existing contract, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about the charges you might incur in connection with an exchange see “Charges and expenses” in the Prospectus.

Benefits Available Under the Contract

The following tables summarize important information about the benefits available under the contract.

Death Benefits

This death benefit is available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee	Brief Description of Restrictions/Limitations
Death Benefit	Beneficiaries will receive a benefit under the terms of the employer plan based on the participant’s account value under the contract.	Standard	No additional charge	• The contract does not have a separate death benefit provision. • Any death benefits are provided in accordance with the employer plan.

Other Benefits

These benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee	Brief Description of Restrictions/Limitations
Participant Loans	Loans may be available to participants	Optional	Any fees or interest are determined by employer plan	• Not all employer plans will offer loans. • Loans are subject to restrictions under federal tax laws and ERISA.

Buying the Contract

The ADA Program provides members of certain groups and other eligible persons several plans for the accumulation of retirement savings on a tax-deferred basis. Your employer makes payments to us that we call “contributions.” We can discontinue offering ADA at any time and not accept further contributions. We do not require a minimum contribution amount from participants. Your contract features and charges may vary depending on your employer plan. Please refer to your plan documents for details.

The Program consists of either a defined contribution IRS Pre-Approved Plan and Separate Trust (“IRS Pre-Approved Plan and Trust”) that is sponsored by the Company or, for Employers who prefer to use their own individually-designed or an IRS Pre-Approved defined contribution Plan document, in conjunction with the Plan’s Trust, or the Pooled Trust. The Program offers, according to the terms of either the IRS Pre-Approved Plan and Trust or Pooled Trust, a group variable annuity Contract as a funding vehicle for employers who sponsor qualified retirement Plans. Plan participants should refer to the provisions of their plan that describes their rights in more specific terms.

Minimum initial and subsequent contribution amounts

We do not impose minimum initial or subsequent contribution amounts on individual participants, although your employer may do so. Please refer to your plan documents for any required minimum amounts. Individual participant contributions and aggregate employer plan contributions may be limited by law.

When Contributions are credited

We credit the full amount of your contributions under your contract. We will apply contributions on the business day when we receive them along with all the required information.

Allocating Program contributions

The group annuity contract that covers the qualified plan in which you participate is not an investment advisory account, and the Company is not providing any investment advice or managing the allocations under this contract. In the absence of a specific written arrangement to the contrary, you, as the participant under this contract, have the sole authority to make investment allocations and other decisions under the contract. Your Retirement Plan Account Manager is acting as a broker-dealer registered representative, and may not be authorized to act as an investment advisor or to manage the allocations under your contract.

Investment decisions for individually designed plans are made either by the participant or by the plan trustees depending on the terms of the plan.

Participants may allocate contributions among any number of Program investment options. Allocation instructions can be changed at any time.

The Employee Retirement Income Security Act of 1974 provides relief to a plan fiduciary of a qualified plan with participant directed accounts, if the fiduciary allocates to a Qualified Default Investment Alternative (QDIA) contributions which the participant has failed to direct to an investment option under the plan after notice by the plan. The QDIA under the ADA Program is the EQ/Moderate Allocation fund unless the plan fiduciary has chosen an alternate QDIA. If you have not selected an investment option(s) under the Program to allocate your contributions, the plan fiduciary will allocate your contributions to the plan’s QDIA, after the fiduciary has given you notice in accordance with the regulations. After funds have been allocated to the plan’s QDIA, you may reallocate those funds to any other investment option under the Program.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

Withdrawals. You may take a partial withdrawal at any time before annuity benefits begin. Withdrawals from the Funds are not subject to withdrawal charges. Withdrawals from the GIO are generally permitted. Withdrawals reduce your account value and may have tax consequences, including possible tax penalties. Withdrawals may also reduce any death benefit provided by your plan. Unless you specify otherwise, withdrawals will be taken from the investment options in your account pro rata.

Surrendering your contract. You may surrender your contract to receive your account balance at any time before you begin to receive annuity payments. For a surrender to be effective, we must receive your written request on our prescribed form at our Processing Office. We will determine your account balance on the date we receive the required information. All benefits under the contract will terminate as of that business day.

When to expect payment. Amounts in the Funds and Guaranteed Interest Option are generally available for withdrawal at any time, subject to the provisions of your plan. However, there may be a delay for withdrawals from the funds if there is any delay in redemptions from the corresponding portfolio of the Investment Trusts.

Please see “Withdrawals” in the Prospectus for more information on the ways you may withdraw your account value.

Fee table

The following tables describe the fees and expenses that you will pay when enrolling in, owning, or making withdrawals from the an investment option or from contract. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes fees and expenses that you will pay at the time that you purchase the contract, surrender or make withdrawals from an investment option or the contract, or transfer account value between investment options. State premium taxes may also be deducted.

Transaction Expenses
Sales Load Imposed on Purchases (as a percentage of purchase payments)	None

Withdrawal Charge	None

Transfer Fee	None

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including underlying Trust portfolio fees and expenses).

Annual Contract Expenses
Base contract expenses (expressed as an annual percentage)(1)	1.01%

(1)

Expressed as an annual percentage of average daily net assets in the variable investment options. The base contract expense includes a program expense charge (1.00%) and fund related other expenses (0.01%). The program expense charge will fluctuate from year to year based on assets in the Investment Trusts and the number of participants enrolled in the Program. Based on the number of participants in the program and the assets in the Investment Trusts, we anticipate that the program expense charge for the 12 month period beginning May 1, 2025, will be 0.48%. This charge is also deducted from amounts in the GIO and the Money Market Guarantee Account. The fund related other expenses vary by Fund and will fluctuate from year to year based on actual expenses. The fee of 0.01% represents the highest other expenses incurred by a Fund during the fiscal year ended December 31, 2024. These expenses may be higher or lower based on the expenses incurred by the Funds during the fiscal year ended December 31, 2024.

The next item shows the minimum and maximum total operating expenses charged by any portfolio that corresponds to any variable investment option of the Trusts that you may pay periodically during the time that you own the contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of portfolios available under the contract, including their annual expenses, may be found at the back of this document. See Appendix: “Investment Options Available Under the Contract.”

Annual Portfolio Expenses	Minimum	Maximum

Expenses that are deducted from portfolio assets including management fees, 12b-1 fees, service fees, and/or other expenses(1)	0.13%	2.60%

(1)	Annual portfolio expenses may be based, in part, on estimated amounts of such expenses. The expenses listed are for the year ended December 31, 2024.

Examples

These examples are intended to help you compare the cost of investing in the variable investment options with the cost of investing in other annuity contracts that offer variable investment options. These costs include transaction expenses, annual contract expenses, and annual portfolio fees and expenses.

Separate Account No. 206. The examples assume all account value is allocated to the variable investment options. Your costs could differ from those shown below if you invest in the fixed investment options.

These examples assume that you invest $100,000 in the variable investment options for the time periods indicated. The examples also assume that your investment has a 5% return each year and assume the most expensive combination of annual portfolio expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your contract at the end of the applicable time period:	1 year $3,682	3 years $11,133	5 years $18,771	10 years $38,720
If you annuitize at the end of the applicable time period:	1 year $4,032	3 years $11,483	5 years $19,121	10 years $39,070
If you do not surrender your contract:	1 year $3,682	3 years $11,133	5 years $18,771	10 years $38,720

Appendix : Investment Options Available Under the Contract

The following is a list of Portfolio Companies available under the Contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.equitable.com/ICSR#EQH147067. You can also request this information at no cost by calling 1-877-522-5035 or by sending an email request to EquitableFunds@dfinsolutions.com.

The current expenses and performance information below reflects fee and expenses of the Portfolio Companies, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio Company’s past performance is not necessarily an indication of future performance.

Affiliated Portfolio Companies:

		Current Expenses		Average Annual Total Returns (as of 12/31/2024)
TYPE	Portfolio Company – Investment Adviser; Sub-Adviser(s), as applicable			1 year	5 year	10 year
Equity	1290 Avantis® U.S. Large Cap Growth – Equitable Investment Management, LLC (“EIM”); American Century Investment Management, Inc.	0.50%		30.13%	10.17%	—
Equity	1290 VT Equity Income – EIM; Barrow, Hanley, Mewhinney & Strauss, LLC d/b/a Barrow Hanley Global Investors	0.70%	^	10.04%	7.82%	7.61%
Specialty	1290 VT GAMCO Mergers & Acquisitions – EIM; GAMCO Asset Management, Inc.	1.07%	^	9.35%	4.57%	4.35%
Equity	1290 VT GAMCO Small Company Value – EIM; GAMCO Asset Management, Inc.	0.80%		11.86%	10.86%	9.07%
Equity	1290 VT SmartBeta Equity ESG – EIM; AXA Investment Managers US Inc.	0.85%		16.62%	9.90%	9.69%
Equity	EQ/AB Small Cap Growth – EIM; AllianceBernstein L.P.	0.67%		14.20%	8.34%	9.08%
Asset Allocation	EQ/Aggressive Allocation† – EIM	0.91%		14.09%	8.55%	8.24%
Asset Allocation	EQ/All Asset Growth Allocation – EIM	1.00%	^	11.46%	6.48%	6.41%
Equity	EQ/ClearBridge Large Cap Growth ESG – EIM; ClearBridge Investments, LLC	0.75%	^	27.07%	15.15%	13.21%
Asset Allocation	EQ/Conservative Allocation† – Equitable Investment Management Group, LLC (“EIMG”)	0.75%	^	4.88%	1.95%	2.59%
Asset Allocation	EQ/Conservative-Plus Allocation† – EIMG	1.10%	^	7.28%	3.81%	4.22%
Fixed Income	EQ/Core Bond Index – EIMG; SSGA Funds Management, Inc.	0.37%	^	2.67%	0.55%	1.37%
Fixed Income	EQ/Core Plus Bond – EIMG; Brandywine Global Investment Management, LLC, Loomis, Sayles & Company, L.P.	0.68%	^	-0.47%	0.69%	1.55%
Equity	EQ/Equity 500 Index – EIMG; AllianceBernstein L.P.	0.29%	^	24.63%	14.18%	12.72%
Equity	EQ/Global Equity Managed Volatility† – EIMG; BlackRock Investment Management, LLC	0.85%	^	12.88%	7.70%	7.65%
Equity	EQ/International Core Managed Volatility† – EIMG; BlackRock Investment Management, LLC	0.81%		3.56%	4.60%	4.82%
Equity	EQ/Invesco Comstock – EIMG; Invesco Advisers, Inc.	0.75%	^	15.11%	11.56%	9.54%
Equity	EQ/Janus Enterprise – EIMG; Janus Henderson Investors US LLC	0.80%		14.44%	9.39%	9.41%
Equity	EQ/JPMorgan Growth Stock – EIMG; J.P. Morgan Investment Management Inc.	0.71%	^	34.13%	13.58%	13.91%
Equity	EQ/JPMorgan Value Opportunities – EIMG; J.P. Morgan Investment Management Inc.	0.71%		15.76%	12.20%	10.50%
Equity	EQ/Large Cap Growth Index – EIMG; AllianceBernstein L.P.	0.47%		32.69%	18.39%	16.20%
Equity	EQ/Large Cap Growth Managed Volatility† – EIMG; BlackRock Investment Management, LLC	0.62%		30.44%	15.85%	14.54%
Equity	EQ/Large Cap Value Managed Volatility† – EIMG; AllianceBernstein L.P.	0.62%		14.45%	8.97%	8.28%
Equity	EQ/MFS International Growth – EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	0.85%	^	9.04%	6.14%	7.83%
Equity	EQ/Mid Cap Index – EIMG; AllianceBernstein L.P.	0.39%	^	13.44%	9.88%	9.23%
Equity	EQ/Mid Cap Value Managed Volatility† – EIMG; BlackRock Investment Management, LLC	0.71%		11.98%	7.90%	7.56%
Asset Allocation	EQ/Moderate Allocation† – EIMG	0.83%		8.25%	4.60%	4.93%

		Current Expenses		Average Annual Total Returns (as of 12/31/2024)
TYPE	Portfolio Company – Investment Adviser; Sub-Adviser(s), as applicable			1 year	5 year	10 year
Asset Allocation	EQ/Moderate-Plus Allocation† – EIMG	0.87%		11.13%	6.65%	6.63%
Fixed Income	EQ/PIMCO Global Real Return – EIMG; Pacific Investment Management Company LLC	2.32%	^	-0.04%	0.23%	1.93%
Equity	EQ/Small Company Index – EIMG; AllianceBernstein L.P.	0.38%		11.45%	7.75%	7.91%
Asset Allocation	Equitable Conservative Growth MF/ETF Portfolio – EIMG	0.85%	^	7.50%	5.41%	5.51%
Fixed Income	Multimanager Core Bond – EIMG; BlackRock Financial Management, Inc., DoubleLine Capital LP, Pacific Investment Management Company LLC, SSGA Funds Management, Inc.	0.68%	^	2.20%	-0.18%	1.29%
Specialty	Multimanager Technology – EIMG; AllianceBernstein L.P., FIAM LLC, Wellington Management Company LLP	0.98%	^	26.42%	17.27%	17.70%
Asset Allocation	Target 2015 Allocation – EIMG	0.85%	^	5.02%	3.25%	4.19%
Asset Allocation	Target 2025 Allocation – EIMG	0.85%	^	8.92%	5.67%	6.14%
Asset Allocation	Target 2035 Allocation – EIMG	0.79%		11.76%	7.38%	7.42%
Asset Allocation	Target 2045 Allocation – EIMG	0.78%		13.30%	8.34%	8.20%
Asset Allocation	Target 2055 Allocation – EIMG	0.85%	^	14.57%	9.21%	—
^	This Portfolio’s annual expenses reflect temporary fee reductions.
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” for more information regarding volatility management.

Unaffiliated Portfolio Companies:

		Current Expenses		Average Annual Total Returns (as of 12/31/2024)
TYPE	Portfolio Company – Investment Adviser; Sub-Adviser(s), as applicable			1 year	5 year	10 year
Asset Allocation	American Funds® IS 2010 Target Date Fund – Capital Research and Management Company	0.34%		8.10%	—	—
Asset Allocation	American Funds® IS 2015 Target Date Fund – Capital Research and Management Company	0.35%		8.48%	—	—
Asset Allocation	American Funds® IS 2020 Target Date Fund – Capital Research and Management Company	0.35%		8.96%	—	—
Asset Allocation	American Funds® IS 2025 Target Date Fund – Capital Research and Management Company	0.36%		9.13%	—	—
Asset Allocation	American Funds® IS 2030 Target Date Fund – Capital Research and Management Company	0.38%	^	10.87%	6.83%	—
Asset Allocation	American Funds® IS 2035 Target Date Fund – Capital Research and Management Company	0.39%	^	12.60%	8.11%	—
Asset Allocation	American Funds® IS 2040 Target Date Fund – Capital Research and Management Company	0.41%	^	15.04%	—	—
Asset Allocation	American Funds® IS 2045 Target Date Fund – Capital Research and Management Company	0.42%	^	15.87%	—	—
Asset Allocation	American Funds® IS 2050 Target Date Fund – Capital Research and Management Company	0.42%	^	15.80%	—	—
Asset Allocation	American Funds® IS 2055 Target Date Fund – Capital Research and Management Company	0.43%	^	15.90%	—	—
Asset Allocation	American Funds® IS 2060 Target Date Fund – Capital Research and Management Company	0.43%	^	15.62%	—	—
Asset Allocation	American Funds® IS 2065 Target Date Fund – Capital Research and Management Company	0.43%	^	15.92%	—	—
Asset Allocation	American Funds® IS 2070 Target Date Fund – Capital Research and Management Company	0.43%	^	—	—	—
Fixed Income	Vanguard® VIF Total Bond Market Index Portfolio – The Vanguard Group, Inc.	0.14%		1.24%	-0.39%	1.25%
Equity	Vanguard® VIF Total Stock Market Index Portfolio – The Vanguard Group, Inc.	0.13%		23.71%	13.67%	12.37%
^	This Portfolio’s annual expenses reflect temporary fee reductions.

Fixed investment options

The following is a list of fixed investment options currently available under the Contract. We may change the features of the fixed investment options listed below, offer new Fixed investment options, and terminate existing Fixed investment options. We will provide you with written notice before doing so.

See “Fixed investment options” in “ADA Program investment options” in the prospectus for a description of the Fixed investment options’ features.

Name	Term	Minimum Guaranteed Interest Rate
Guaranteed interest option	N/A	1.00%
Money Market Guarantee Account*	N/A	1.00%
*	Closed to new contributions and loan repayments as of January 27, 2017

American Dental Association Member Retirement Program

Issued by

Equitable Financial Life Insurance Company

This Summary Prospectus describes the important features of the contract and provides information about Equitable Financial Life Insurance Company (the “Company”, “we”, “our” and “us”).

We have filed with the Securities and Exchange Commission (“SEC”) a Prospectus and Statement of Additional Information (“SAI”) that includes additional information about the American Dental Association Members Retirement Program, the Company, and Separate Account No. 206. The Prospectus and SAI, each dated May 1, 2025, are incorporated by reference into this Summary Prospectus. The SAI is available free of charge. To request a copy of the SAI, to ask about your contract, or to make other investor inquiries, please call 1-877-522-5035. The SAI is also available at our website, www.equitable.com/ICSR#EQH147067.

Class/Contract Identifier: C000054344